Exhibit 5.1

[Letterhead of Steven J. Helmers]

April 24, 2003

Black Hills Corporation

625 Ninth Street

Rapid City, South Dakota 57701

Re:	Black Hills Corporation

Registration Statement on Form S-3, as amended

File No. 333-101541 (the “Registration Statement”)

Ladies and Gentlemen:

I am General Counsel of Black Hills Corporation, a South Dakota corporation (the “Company”), and I have acted as counsel for the Company in connection with the Registration Statement and with respect to the issuance and sale by the Company of up to four million six hundred thousand (4,600,000) shares of the Company’s Common Stock, $1.00 par value per share (the “Shares”), (including up to six hundred thousand (600,000) shares subject to an over-allotment option granted by the Company to the underwriters offering the Shares) offered pursuant to that certain Prospectus Supplement dated April 24, 2003 (the “Prospectus Supplement”). As described in the Prospectus Supplement, the Company is selling the Shares pursuant to an Underwriting Agreement dated April 24, 2003 (the “Underwriting Agreement”), between the Company and Credit Suisse First Boston LLC, Lehman Brothers Inc., Credit Lyonnais Securities (USA) Inc., BMO Nesbitt Burns Corp., Gerard Klauer Mattison & Co., Inc., ABN AMRO Rothschild LLC, D.A. Davidson & Co., NatCity Investments, Inc. and Scotia Capital (USA) Inc., as representatives of the underwriters.

In reaching the conclusions expressed in this opinion, I or persons responsible to me, have (a) examined the Articles of Incorporation and Bylaws of the Company, the Registration Statement, the Prospectus Supplement and such certificates of public officials and of corporate officers and directors and such other documents and matters as I have deemed necessary or appropriate for the purpose of rendering this opinion, (b) relied upon the accuracy of facts and information set forth in all such documents, and (c) assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, and the authenticity of the originals from which all such copies were made.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

Black Hills Corporation

April 24, 2003

I am a member of the bar of the State of South Dakota, and accordingly, the opinions expressed herein are based upon and limited exclusively to the laws of the State of South Dakota and the laws of the United States of America, insofar as such laws are applicable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Prospectus Supplement under the caption “Legal Opinions.” In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion speaks as of its date, and I undertake no, and hereby expressly disclaim any, duty to advise you as to changes of fact or law coming to my attention after the date hereof.

Sincerely,

Steven J. Helmers, General Counsel

of Black Hills Corporation